Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2017 Equity Incentive Plan of Exelixis, Inc of our report dated February 25, 2020 with respect to the consolidated financial statements of Exelixis, Inc and the effectiveness of internal control over financial reporting of Exelixis, Inc included in its Annual Report (Form 10-K) for the year ended January 3, 2020 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Redwood City, California
August 6, 2020